Exhibit 99.2

Condensed Combined Financial Information of the Company and its recently acquired Fresh Express business for the Twelve Months ended September 30, 2005

EBITDA is defined as net income (loss) before interest income and interest expense, income taxes and depreciation and amortization. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA represents EBITDA as set forth above, with additional adjustments for restructuring charges, certain non-recurring expenses and gains or losses on asset sales. Similar to EBITDA, Adjusted EBITDA is not a presentation made in accordance with GAAP.

EBITDA and Adjusted EBITDA are presented as additional information because the Company believes they are useful indicators of its debt capacity and its ability to service its debt. EBITDA and Adjusted EBITDA also facilitate management’s internal comparisons of the Company’s historical operating performance and external comparisons to competitors’ historical operating performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net income, cash flow from operating activities, or other income or loss or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA and Adjusted EBITDA are not complete cash flow measures, because they are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA and Adjusted EBITDA are only potential indicators of an entity’s ability to fund these cash requirements. EBITDA and Adjusted EBITDA are also not complete measures of the Company’s profitability, because they do not include costs and expenses for depreciation and amortization, interest income and interest expense, income taxes and certain non-recurring expenses and gains or losses on asset sales. Further, a reader should not conclude from the presentation of Adjusted EBITDA that additional costs or charges arising from the same or similar items will not be incurred in the future, including items that have been presented as non-recurring. The Company expects to continue to incur some or all of the types of costs and charges for which adjustments have been made. EBITDA and Adjusted EBITDA, as the Company defines them, may differ from similarly named measures used by other entities.

Securities and Exchange Commission rules regulate the use in filings with the Commission of “non-GAAP financial measures” such as EBITDA and Adjusted EBITDA, which are derived on the basis of methodologies other than in accordance with GAAP. The Company does not expect to include EBITDA, Adjusted EBITDA or any financial information based on a trailing twelve month period in any report or registration statement to be filed with the Commission.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONDENSED COMBINED FINANCIAL INFORMATION (Unaudited)

For the twelve months ended September 30, 2005

(in millions)

	Historical
	Chiquita(1)	Fresh Express(2)	Combined
Net income	$179	$12	$191
Interest expense	32	32	64
Interest income	(10)	—	(10)
Income taxes	10	8	18
Depreciation and amortization	42	25	67

EBITDA - unadjusted	253	77	330

Adjustments
Net gains on asset sales	(1)	—	(1)
Certain other non-recurring expenses of Fresh Express:
Excess corporate charges	—	7	7
Excess insurance allocation	—	4	4
Other	—	1	1

Restructuring charges	3	—	3

Adjusted EBITDA	$255	$89	$344

(1)	Chiquita’s historical results for the twelve month period ended September 30, 2005 excluding the results of Fresh Express and the interest expense on the acquisition financing from June 28, 2005 through September 30, 2005.
(2)	Fresh Express’ historical results for the twelve month period ended September 30, 2005, including its results while a division of Chiquita and the interest expense on the acquisition financing from June 28, 2005 through September 30, 2005.